MANAGEMENT CONTRACT

This Agreement ("Agreement") is entered into this 15th day of January, 2000, by and between Wm. Michael Reynolds (hereinafter, "Reynolds"), whose address is 3245 Grande Vista Drive, Thousand Oaks, California 91320 and Luminart Corp. (hereinafter "Luminart"), whose address is 3245 Grande Vista Drive, Thousand Oaks, California 91320.

WHEREAS, Reynolds desires to provide his expertise and services in the fields of executive general management to Luminart; and

WHEREAS, Luminart desires to use the services and expertise of Reynolds in the management of the company;

NOW, THEREFORE, the parties agree to be bound to the terms of this Agreement as follows:

1.  Duties

A. During the Term of this Agreement, Reynolds will serve as the President and Chief Executive Officer of Luminart and will perform such duties to include, but not be limited to, providing Luminart with his expertise in executive general management.

B. Reynolds will oversee and direct all operations of Luminart and its subsidiary, Luminart International, Inc. and will be directly responsible to the Board of Directors of Luminart.

C. Reynolds will direct Luminart at all times, and, in such a way, as to maximize the company's market presence and its net income.

D. Reynolds will ensure that accurate and current records of Luminart and its subsidiary are at all times maintained, and will provide timely reports to the Board of Directors keeping them informed as to the direction of Luminart.

E. Reynolds will perform all other reasonable tasks within his expertise as may be periodically assigned to him by the Board of Directors.

2.  Term and Termination

A. This Agreement shall commence on the day, month and year first above written and shall continue in full force and effect for a period of thirty six (36) months.

B. This Agreement may be terminated at will, with or without cause, by either Reynolds or by the Board of Directors of Luminart after having given a thirty (30) day written notice to the other party to the address of record personally or by mail, postage prepaid, or by facsimile machine message.

3.  Compensation

A. Reynolds will devote his full time and effort to the performance of his duties as set forth in this Agreement. For these services, Luminart will compensate Reynolds in a base salary in the amount of Ten Thousand Dollars ($10,000.00) per month. If Luminart realizes a net profit, after having given effect for tax liability, for a full twelve (12) months ending coincident with its fiscal year end, to wit September 30, then for the following twelve months the Board of Directors may approve that Reynolds will be paid an amount in addition to his base salary to reward his performance. Maximum payroll to Reynolds under this Agreement will not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in any one year.

B. Reynolds may accrue any portion of his salary and Luminart will maintain this accrual as a primary short-term liability on its books of record. In the event of termination of this Agreement, all accrual still existing on the company books of record will be paid to Reynolds within five (5) business days of said termination by either party to this Agreement.

C. Upon execution of this Agreement, Reynolds will be vested with an option to purchase up to and including 2,000,000 shares of the company's common stock (par value $0.001) for a value of $0.25 per share. Thereafter, and for each fiscal year during the term of this Agreement wherein a net profit has been realized by Luminart, after giving effect for tax liabilities, Reynolds will be granted options to purchase an additional one million (1,000,000) shares of said stock at $0.25 per share. Reynolds may exercise his earned options at any time either by direct payment to the company or by applying an offset of equal amount against any accrual on his behalf then existing on the books of the corporation.

D. Reynolds agrees that neither federal nor state nor local taxes will be withheld from his payroll, and as such he is fully and personally liable for their payment.

4.  Confidentiality

Reynolds agrees to maintain in strictest confidence all information provided by Luminart or any subsidiary of Luminart regarding any and all proprietary information. Reynolds further agrees to hold in trust and use such information only as needed to fulfill Reynolds's obligations for Luminart' sole benefit. Reynolds shall not use such information for his own benefit, publish or otherwise disclose it to others, or permit its use to the detriment of Luminart. Upon termination of Reynolds's obligations under this Agreement, Reynolds shall return to Luminart all copies of all information provided by Luminart to Reynolds, including partial copies and derivative works of such information.

5.  Limitation on Use

Reynolds shall use the proprietary information provided to him by Luminart only in connection with the duties as set forth in Section 1 of this Agreement. It is expressly understood and agreed, however, that Reynolds may perform duties for others which are not based upon or derived from Luminart' proprietary and/or patented information. Except as provided in this Agreement, Reynolds shall have no right to disclose or use proprietary of Luminart and no license is granted or implied under this Agreement.

6.  Indemnification

(A) Reynolds shall indemnify, defend, and hold harmless Luminart for claims, actions, losses, damages and expenses, including costs and reasonable attorneys fees, arising out of Reynolds's negligence relating to any breach of this Agreement.

(B) Luminart shall indemnify, defend, and hold harmless Reynolds from and against all claims, actions, losses, damages, and expenses, to include costs and reasonable attorneys fees, arising out of Luminart's negligence or breach of this Agreement, or otherwise relating to any of the services accepted and approved by Luminart under this Agreement.

7.  Force Majeure

(A) Either party shall be excused for any inability to perform, or for a delay in performance, when the inability or delay is due to any cause beyond its reasonable control, including, but not limited to, an act of God, storm, flood, earthquake, labor strike or other labor work stoppage, equipment failure, rebellion, riot, sabotage, fire, explosion, or government act or regulation.

(B) The affected party shall promptly notify the other party of the occurrence of such a cause and specify its reasonable efforts to remove the cause or its inability to perform, or delay in performance, provided, however, the affected party shall not be required to settle a labor dispute against its own best judgment.

8.  Headings

The headings appearing in this Agreement have been inserted for the purposes of convenience and ready reference.
They do not purport to and shall not be deemed to define, limit or extend the scope or intent of the provisions to which they appertain.

9.  Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of California.

10.  Waiver

The failure of either party at any time to enforce any provision of this Agreement, to exercise its rights under any provision, or to require a certain performance of any provision, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or the right of the party thereafter to enforce each and every provision.

11.  Severability

If any provision of this Agreement shall be held unenforceable or invalid, the remaining provisions shall continue in force.

12.  Assignment

Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other.

13.  Arbitration

Any controversy or claim arising out of, or relating to, this Agreement or a breach hereof shall be settled by arbitration in accordance with the rules then obtained from the American Arbitration Association.

14.  Entire Agreement

This Agreement constitutes the entire understanding between the parties and supersedes all other agreements between the parties with respect to the subject matter of this Agreement. There are no understandings, representations, or warranties of any kind, express or implied, not expressly set forth in this Agreement. No modification of this Agreement shall be effective unless in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month, and year first above written.

                                 WM. MICHAEL REYNOLDS


                                /s/  Wm Michael Reynolds
                                Wm. Michael Reynolds

                                LUMINART CORP.


                                /s/  Ronnie Case
                                Ronnie Case, Senior Vice President &
                               Secretary

WITNESS:


 /s/  Thomas W. Maher
Thomas W. Maher, Chief Financial Officer